UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2013

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	800 East Middlefield Road Mountain View, California	94043
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2013, Hansen Medical, Inc. (the “Company”) issued a press release announcing the closing of a private placement transaction (the “Investment”) in which the Company issued an aggregate of approximately 28.5 million shares of its common stock, and warrants exercisable for an aggregate of approximately 34.1 million shares of its common stock. Gross proceeds from the Investment totaled approximately $39.3 million. The signing of the Securities Purchase Agreement dated July 30, 2013, among the Company and several purchasers, including entities affiliated with Oracle Partners, LP, Jack W. Schuler and the following members of the Board of Directors of the Company (the “Board”): Kevin Hykes; Stephen Newman; Will K. Weinstein; Marjorie Bowen; William Rohn; and Nadim Yared (the “Purchase Agreement”), in connection with the Investment was previously announced by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2013. As previously announced, if and when the warrants are exercised, the Company has the potential to realize up to an additional $54 million in proceeds, which would bring the total gross proceeds from the Investment to approximately $93 million before deducting transaction costs.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Investment described above, on August 8, 2013, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with the investors who participated in the Investment. Among other things, the Investor Rights Agreement provides that the size of the Company’s Board of Directors shall be increased by one member and Jack W. Schuler shall be appointed to fill such position at the closing of the Investment.

The foregoing information is qualified in its entirety by reference to the Investor Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Investor Rights Agreement, dated August 8, 2013 by and among Hansen Medical, Inc. and each purchaser identified therein.

Exhibit 99.1	Press release, dated August 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)
Date: August 8, 2013

/S/ PETER J. MARIANI
Peter J. Mariani
Chief Financial Officer